EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Subsidiaries of the Company, all of which are wholly-owned and are included in the consolidated financial statements, are as follows:

Name                                          State or Country of Incorporation
----                                          ---------------------------------
Artesyn Solutions Inc.                          Delaware
C.P. Power Products (Zhong Shan) Co., Ltd.      People's Republic of China
Artesyn Asia-Pacific Ltd.                       Hong Kong
Computer Products (France) S.A.R.L.             France
Computer Products GmbH                          Germany
Computer Products Power Conversion Limited      England
Dutor  Holding BV                               Netherlands
Elba Electric-Baulemente AG                     Switzerland
Elba Electric GmbH                              Germany
Elba Electronics Limited                        United Kingdom
Elba Electronique S.A.R.L                       France
Elba Modul GmbH                                 Germany
Elba s.r.o.                                     Czech Republic
Herbert Elektronische Gerate GmbH & Co. KG      Germany
Herbert Zehnte Beteilungs-Und Verwaltungs GmbH  Germany
Artesyn Communication Products, Inc.            Wisconsin
Jeta Power Systems, Inc.                        California
KRP Power Source BV                             Netherlands
Power Products (Ireland), Ltd.                  Cayman Islands, B.W.I.
Power Products, Ltd.                            Cayman Islands, B.W.I.
RT Holding Corp.                                Florida
RTP Foreign Sales Corporation                   U.S. Virgin Islands
Stevens-Arnold, Inc.                            Massachusetts
Zytec Corporation                               Minnesota
Zytec FSC, Inc.                                 Virgin Islands
Zytec GmbH                                      Austria
Zytec HungaryElectronikai Kft.                  Hungary
Zytec Modular Power Systems, Inc.               Texas